Exhibit 16.1


April 8, 2009

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Change in Certifying Accountant

Ladies and Gentlemen:

We have read item 4.01 of Nascent Wine Company, Inc.'s Form 8-K dated April 3, 2009.

We were notified by the Chief Financial Officer of Nascent Wine Company, Inc. on March 27, 2009 that the Company had changed auditors on January 27, 2009.

We agree with the statement that there have been no past disagreements between the Company and Gruber & Company LLC., on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. We also agree that the audit reports for the fiscal years ended December 31, 2007 and 2006 raised substantial doubt about Nascent Wine Company, Inc.'s ability to continue as a going concern. Gruber & Company, LLC chose not stand for re-election as the Independent Registered Public Accounting Firm of Nascent Wine Company, Inc. due to non-collection of fees and the inability to reach acceptable fee arrangements for the audit of the financial statements as of December 31, 2008 and for the year then ended.

We cannot confirm or deny statements regarding the appointment of Jewett Schwartz Wolfe & Associates, LLP of Hollywood, Florida as its new auditors.

/s/ Gruber & Company, LLC
------------------------------
Gruber & Company, LLC